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                                                                 Exhibit 23(d)40

                                                            Earnings Growth Fund

                                                            Earnings Growth Fund


                                     Form Of

                        SUB-INVESTMENT ADVISORY AGREEMENT

                                      AMONG

                      JOHN HANCOCK VARIABLE SERIES TRUST I

                     FIDELITY MANAGEMENT & RESEARCH COMPANY

                                       AND

                       JOHN HANCOCK LIFE INSURANCE COMPANY

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                        SUB-INVESTMENT ADVISORY AGREEMENT

     AGREEMENT made as of the 29/th/ day of August, 2003, by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust"), Fidelity Management & Research Company, a Delaware corporation, ("FMR") and John Hancock Life Insurance Company, a Massachusetts corporation ("JHLICO").
     WHEREAS, the Trust is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and
     WHEREAS, JHLICO and FMR are each engaged in the business of rendering investment advice under the Investment Advisers Act of 1940, as amended; and
     WHEREAS, the Trust is authorized to issue its shares in separate classes, with each such class representing interests in a separate portfolio of securities and other assets; and
     WHEREAS, the Trust offers shares in several classes, one of which is designated as the John Hancock Earnings Growth Fund (together with all other classes established by the Trust, collectively referred to as the "Funds"), each of which pursues its investment objectives through separate investment policies; and
     WHEREAS, the Trust has retained JHLICO to render investment management services to the Trust pursuant to an investment management agreement dated as of March 14, 1996, as amended (the "Investment Management Agreement"), pursuant to which it may contract with one or more sub-managers with respect to the John Hancock Earnings Growth Fund.
     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1. APPOINTMENT OF SUB-INVESTMENT ADVISOR
     (a) Subject Fund. FMR is hereby appointed and FMR hereby accepts the appointment to act as investment adviser to the John Hancock Earnings Growth Fund (the "Subject Fund") effective August 29, 2003 for the period and on the terms herein set forth, and for the compensation herein provided.
     (b) Additional Subject Funds. In the event that the Trust and JHLICO desire to retain FMR to render investment advisory services hereunder for any other Fund, they shall so notify FMR in writing. If it is willing to render such services, FMR shall notify the Trust in writing, whereupon such Fund shall become a Subject Fund hereunder.
     (c) Incumbency Certificates. FMR shall furnish to JHLICO, within ten (10) days of the execution of this Agreement, a certificate of a senior officer of FMR setting forth (by name and title, and including specimen signatures) those officers of FMR who are authorized to give instructions for the Subject Fund pursuant to the provisions of this Agreement. FMR shall promptly provide supplemental certificates in connection with each additional Subject Fund (if any) and further supplemental certificates, as needed, to reflect all changes with respect to such authorized officers for any Subject Fund. On behalf of the Trust, JHLICO shall instruct the custodian for the Subject Fund to accept instructions with respect to the Subject Fund from the officers of FMR so named.
     (d) Independent Contractor. FMR shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Trust.

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     (e) FMR's Representations. FMR represents, warrants and agrees (i) that it is duly incorporated and validly existing and in good standing under the laws of the State of Delaware, (ii) that it has all the requisite power and authority under the laws of Delaware and Federal securities laws, and has taken all necessary corporate action to authorize FMR to execute, deliver and perform this Agreement, (iii) that it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"), and that it will remain so registered and will comply with the requirements of said Act, and the rules and regulations thereunder, at all times while this Agreement remains in effect, (iv) that it will promptly notify JHLICO if the foregoing representation and agreement shall cease to be true in any material respect at any time during the term of this Agreement, (v) that it will promptly notify JHLICO of any material change in the ownership of FMR, or of any change in the identity of the personnel who manage the Subject Fund, (vi) that it has adopted a code of ethics complying with the requirements of Section 17(j) and Rule 17j-1 under the 1940 Act and will amend such code, or adopt a supplementary code of ethics, to the extent required under Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, and has and will provide true and complete copies of each such code to the Trust and to JHLICO, and has and will adopt procedures designed to prevent violations of any such codes, (vi) that it has furnished the Trust and JHLICO each with a copy of FMR's Form ADV, as most recently filed with the Securities and Exchange Commission ("SEC"), and will promptly furnish copies of each future amendment thereto; and (vii) that it presently maintains, and shall continue to maintain as long as this Agreement is in effect, Directors & Officers, Errors & Omissions and fidelity bond insurance coverages FMR deems sufficient.

2. PROVISION OF INVESTMENT ADVISORY SERVICES.
     FMR will provide for the Subject Fund a continuing and suitable investment program consistent with the investment objectives, policies, guidelines and restrictions of said Fund, as established by the Trust and JHLICO. From time to time, JHLICO or the Trust may provide FMR with additional or amended investment policies, guidelines and restrictions. FMR, as sub-investment adviser, will manage the investment and reinvestment of the assets in the Subject Fund, and perform the functions set forth below, (i) subject to the overall supervision, direction, control and review of JHLICO and the Board of Trustees of the Trust, and (ii) consistent with the applicable investment objectives, policies, guidelines and restrictions, the provisions of the Trust's Declaration of Trust, By-laws, prospectus, statement of additional information (each as in effect from time to time and as provided in writing to FMR by JHLICO), the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations, or any other directions or instructions, delivered to FMR in writing by JHLICO or the Trust from time to time).
By its signature below, FMR acknowledges receipt of a copy of the Trust's Declaration of Trust, By-laws, prospectus, and statement of additional information, each as in effect on the date of this Agreement.
     FMR will, at its own expense:
     (a) advise the Trust in connection with investment policy decisions to be made by its Board of Trustees or any committee thereof regarding the Subject Fund and, as JHLICO may reasonably request on a monthly, quarterly or annual basis, furnish the

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Trust with research, economic and statistical data in connection with said
Fund's investments and investment policies;
     (b) submit information as JHLICO or the Trust's Board of Trustees may reasonably request, to reasonably assist the custodian in its determination of the market value of securities held in the Subject Fund; provided FMR shall not bear responsibility or liability for the determination or accuracy of the valuation of any securities and other assets of the Subject Fund;
     (c) place orders for purchases, exchanges and sales of portfolio investments for the Subject Fund (and shall have the authority to do so every day that the market is open);
     (d) give instructions to the Subject Fund's custodian concerning the delivery of securities and transfer of cash for the Subject Fund; however, FMR will not be responsible for the segregation of assets belonging to the Subject Fund, nor for the acts or omissions of the Subject Fund's custodian, unless the custodian's failure to segregate or other act or omission was caused by conduct for which Section 7 hereof, or the Federal securities laws, impose liability upon FMR;
     (e) maintain and preserve the records relating to its activities hereunder that are customarily maintained by FMR as sub-adviser and are required by the 1940 Act to be maintained and preserved by an investment company registered under the 1940 Act;
     (f) on a daily basis, provide JHLICO and the custodian with trade information for each transaction effected for the Subject Fund, and promptly provide to the custodian information on all brokerage or dealer confirmations;
     (g) as soon as practicable following the end of each calendar month, provide JHLICO with information on all transactions effected for the Subject Fund during the month, a summary listing all investments held in such Fund as of the last day of the month, and such other information as JHLICO may reasonably request in connection with the accounting services that JHLICO provides for the Subject Fund (it being understood that JHLICO or the Trust, and not FMR, shall be responsible for the Subject Fund's accounting services and the costs associated with such services); and
     (h) absent specific instructions to the contrary provided to it by JHLICO at least thirty (30) days prior to a vote and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Subject Fund in accordance with FMR's then-current proxy voting policy.
     FMR will apprise JHLICO and the Trust of important political and economic developments materially affecting the marketplace or the Subject Fund, and will furnish JHLICO and the Trust's Board of Trustees from time to time such information as is appropriate for this purpose on a monthly, quarterly or annual basis. FMR will also make its personnel (including, on JHLICO's request, investment personnel) available in Boston, Massachusetts or other reasonable locations as often as quarterly to discuss the Subject Fund and FMR's management thereof. FMR will also make qualified personnel available in Boston or other reasonable locations upon reasonable request to educate JHLICO sales personnel with respect thereto, and for such other purposes as the Trust or JHLICO may request.
FMR will not consult with any other sub-manager or sub-adviser to the Subject Fund or to any other Subject Fund (except for any delegate of FMR pursuant to Section 12 below or any similar provision in any other Fund sub-investment

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advisory agreement to which FMR is a party) concerning transactions of the
Subject Fund in securities or other assets, except as such consultations may be reasonably necessary to ensure compliance with paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.
     The Trust and JHLICO will provide timely information to FMR regarding such matters as purchases and redemptions of shares in the Subject Fund and the cash requirements of, and cash available for investment in, the Subject Fund. JHLICO will timely provide FMR with monthly accounting statements for the Subject Fund, and such other information (including, without limitation, reports concerning the classification of Subject Fund securities for purposes of Subchapter M of the Internal Revenue Code and Treasury Regulations Section 1.817) as may be reasonably necessary for FMR to perform its responsibilities hereunder.
     JHLICO represents and warrants that: (i) it is duly incorporated and validly existing and in good standing as a corporation under the laws of the Commonwealth of Massachusetts; (ii) it has all the requisite power and authority under the laws of Massachusetts and Federal securities laws, and has taken all necessary corporate action to authorize JHLICO to execute, deliver and perform this Agreement; (iii) it is a registered investment adviser under the Advisers Act and that it will remain so registered and will comply with the requirements of said Act, and the rules and regulations thereunder, at all times while this Agreement remains in effect, (iv) that it will promptly notify FMR if the foregoing representation and agreement shall cease to be true in any material respect at any time during the term of this Agreement, (v) that it will promptly notify FMR of any material change in the ownership of JHLICO, (vi) that it has adopted a code of ethics complying with the requirements of Section 17(j) and Rule 17j-1 under the 1940 Act and will amend such code, or adopt a supplementary code of ethics, to the extent required under Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, and has and will provide true and complete copies of each such code to the Trust, and has and will adopt procedures designed to prevent violations of any such codes, (vi) that it has furnished FMR with a copy of JHLICO's Form ADV, as most recently filed with the SEC, and will promptly furnish copies of each future amendment thereto; and
(vii) that it presently maintains, and shall continue to maintain as long as this Agreement is in effect, Directors & Officers, Errors & Omissions and fidelity bond insurance coverages JHLICO deems sufficient.

     3. ALLOCATION OF EXPENSES.
     Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. Except for expenses specifically assumed or agreed to be paid by FMR pursuant to this Agreement, FMR shall not be liable for any expenses of JHLICO, the Trust or the Subject Fund, including, without limitation, the expense of:
     (a) brokerage commissions for transactions in the portfolio investments of the Trust and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;
     (b)  custodian fees and expenses;
     (c) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Trust to federal, state or other governmental agencies; and
     (d)  interest payable on the Trust's borrowings.

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Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Trust and JHLICO in the Investment Management Agreement or any other agreement to which they are parties.

4. SUB-ADVISORY FEES.
     For all of the services rendered with respect to the Subject Fund as herein provided, JHLICO shall pay to FMR a fee (for the payment of which the Trust shall have no obligation or liability), based on the Current Net Assets of the Subject Fund, as set forth in Schedule I attached hereto and made a part hereof, and as may be amended from time to time with respect to additional Subject Funds. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to a Subject Fund during any calendar month, the fee with respect to such Subject Fund accrued to but excluding the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, "Current Net Assets" shall mean the Subject Fund's net assets as of the most recent preceding day for which that Subject Fund's net assets were computed, calculated as set forth in the Subject Fund's prospectus.

5. PORTFOLIO TRANSACTIONS.
     In connection with the investment and reinvestment of the assets of the Subject Fund, FMR will place purchase and sell orders for the Subject Fund with or through such banks, brokers, dealers or other firms dealing in securities ("Brokers") as it determines, which may include Brokers that are affiliated persons of FMR, provided such orders are exempt from the provisions of Section 17(a), (d) and (e) of the 1940 Act. FMR is authorized to select the Broker that will execute purchase and sale transactions for the Subject Fund and to use its best efforts to obtain the best overall terms available in relation to the services received on behalf of the Subject Fund with respect to all such purchases and sales of portfolio securities for said Fund. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Subject Fund and its shareholders, FMR shall have the right, to the extent authorized by the Securities Exchange Act of 1934, as amended ("1934 Act"), to follow a policy of selecting Brokers who furnish brokerage and research services to the Subject Fund or to FMR, and who charge a higher commission rate to the Subject Fund than may result when allocating brokerage solely on the basis of seeking the prices which are advantageous to the Subject Fund, if FMR determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the Broker, viewed in terms of either that particular transaction or the overall responsibilities of FMR with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). In selecting Brokers, FMR may also consider all factors it deems relevant, including the reliability, integrity and financial condition of the Broker, and the size of and difficulty in executing the order.
The parties hereto understand that FMR does not have in place arrangements that would permit, in most cases, tender offer solicitation fees or similar payments in connection with the tender of any Fund investments to be remitted to the Fund. If FMR ever does have such arrangements in place, it will remit any such fees or payments to the Subject Fund.

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6. OWNERSHIP OF INFORMATION, RECORDS, AND CONFIDENTIALITY.
     The Trust shall own and control all records maintained hereunder by FMR on the Trust's behalf and, in the event of termination of this Agreement with respect to any Fund for any reason, all records relating to the Subject Fund shall be promptly returned to the Trust, free from any claim or retention of rights by FMR, provided that (subject to Sections 6 and 13 below) FMR may retain copies of such records. FMR also agrees, upon request of the Trust, promptly to surrender such books and records or, at its expense, copies thereof, to the Trust or to reasonably make such books and records available for audit or inspection during normal business hours by JHLICO or other agents of the Trust reasonably designated by the Trust. FMR further agrees to maintain, prepare and preserve such books and records in accordance with Section 31 of the 1940 Act and Rules 31a-1 and 31a-2 under the 1940 Act and to cooperate with JHLICO for JHLICO to supply all information requested by any securities and insurance regulatory authorities to determine whether all securities and insurance laws and regulations are being complied with.

7. LIABILITY; STANDARD OF CARE.
No provision of this Agreement shall be deemed to protect FMR or JHLICO against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement. Nor shall any provision hereof be deemed to protect any trustee or officer of the Trust against any such liability to which he or she might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of his or her duties or the reckless disregard of his or her obligations and duties. Except as may be otherwise provided pursuant to Federal securities laws, neither FMR nor any of its officers, directors, shareholders, employees, agents or affiliates shall be liable for any loss, liability, cost, damage or expense (including reasonable attorneys' fees)(collectively, "Losses") other than Losses resulting from the willful misfeasance, bad faith or gross negligence of such a person, or the reckless disregard by such person of its duties and obligations. FMR shall employ persons it deems to be qualified personnel to manage the Subject Fund; shall use reasonable efforts to comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall use reasonable efforts to (as provided in Section 2 above) comply with the investment objectives, policies, guidelines and restrictions of the Subject Fund and with the provisions of the Trust's Declaration of Trust, By-laws, prospectus and statement of additional information or any supplements thereto; shall use reasonable efforts to manage the Subject Fund (subject to the receipt of, and based upon the information contained in, periodic reports from JHLICO or the custodian concerning the classification of Fund securities for such purposes) as a regulated investment company in accordance with subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations Section 1.817-5(b); shall act at all times in the best interests of the Trust. However, FMR shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved (including other clients of FMR).

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     JHLICO acknowledges that FMR does not have access to all of the Subject
Fund's books and records necessary to perform certain compliance testing. To the extent that FMR has agreed to perform the services specified in this Agreement in accordance with applicable law (including sub-chapter M of the Code and Treasury Regulations 1.817, and the 1940 Act ("Applicable Law")) and in accordance with the Subject Fund's Articles of Incorporation and By-Laws, policies and determinations of the Board of the Trust and JHLICO, and the Subject Fund's current registration statement received by FMR (collectively, "Charter Requirements"), FMR shall perform such services based upon its books and records with respect to the Subject Fund, which comprise a portion of the Subject Fund's books and records, and upon written instructions received from the Trust or JHLICO, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, Charter Requirements and Applicable Law based upon such books and records and such instructions provided by the Trust or JHLICO.
FMR agrees to hold harmless and indemnify JHLICO, its direct or indirect subsidiaries, and the Trust, and each such entity's directors, trustees, and officers and each person, if any, who controls any such entity within the meaning of Section 15 of the Securities Act of 1933, as amended, (the "1933 Act") from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses and costs of investigation) arising out of or based upon FMR's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement. JHLICO agrees to hold harmless and indemnify FMR, its direct or indirect subsidiaries, and each such entity's directors, officers, employees and each person, if any, who controls FMR within the meaning of Section 15 of the 1933 Act, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses and costs of investigation) arising out of or based upon JHLICO's willful misfeasance, bad faith, negligence, or reckless disregard of its duties under this Agreement.
     JHLICO agrees to indemnify and hold harmless FMR, its direct or indirect subsidiaries and each such entity's directors and officers and each person, if any, who controls any such entity within the meaning of Section 15 of the 1933 Act, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses and costs of investigation) arising out of or based upon (a) the failure of the Trust's Registration Statement, including the prospectus and statement of additional information, or any amendment or supplement thereto, any preliminary prospectus, any other written communication with investors or any other submission to governmental bodies or self-regulatory bodies filed on or subsequent to the date of this Agreement (collectively, the "Disclosure Documents") to comply with the requirements of applicable federal and state securities, insurance or other laws; (b) any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document; or (c) any omission or alleged omission in any Disclosure Document to state a material fact required to be stated therein or necessary to make the statements therein not misleading; except insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any such statement or omission which is in turn based upon information furnished in writing to JHLICO or the Trust by FMR or any of its direct or indirect subsidiaries and which FMR (or any such subsidiaries) was

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informed or otherwise knew (or reasonably should have known) was to be used in a
Disclosure Document.
FMR agrees to indemnify and hold harmless the Trust, JHLICO, each of JHLICO's direct or indirect subsidiaries, and each director, trustee and officer of each such entity, and each person, if any, who controls any such entity within the meaning of Section 15 of the 1933 Act from and against any and all losses, claims, damages, liabilities, and expenses (including reasonable attorney's fees and expenses and costs of investigation) arising out of or based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document or (b) any omission or alleged omission in any Disclosure Document to state a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon any such statement or omission which is in turn based upon information furnished in writing to JHLICO or the Trust by FMR or any of its direct or indirect subsidiaries and which FMR (or any such subsidiary) was informed or otherwise knew (or reasonably should have known) was to be used in a Disclosure Document.
     The obligations in the preceding four paragraphs shall survive termination of this Agreement.

8. DURATION AND TERMINATION OF THIS AGREEMENT. (a) Duration. This Agreement shall become effective with respect to the initial Subject Fund on August 29, 2003 and, with respect to any additional Subject Fund, on the date of receipt by the Trust of notice from FMR in accordance with Paragraph 1(b) hereof that it is willing to serve with respect to such Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof with respect to the initial Subject Fund and, with respect to each additional Subject Fund, until two years following the date on which such Fund becomes a Subject Fund hereunder, and shall continue in full force and effect thereafter with respect to each Subject Fund only so long as such continuance with respect to any such Fund is specifically approved at least annually (i) by either the Board of Trustees of the Trust or by vote of a majority of the outstanding voting shares of such Fund, and (ii) in either event by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     Any approval of this Agreement by the holders of a majority of the outstanding shares of any Subject Fund shall be effective to continue this Agreement with respect to any such Fund notwithstanding (A) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund affected hereby, and (B) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. The terms "assignment," "vote of a majority of the outstanding shares" and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

     (b) Termination. This Agreement may be terminated at any time, without payment of any penalty, by vote of the trustees of the Trust, by vote of a majority of the

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outstanding shares of the Subject Fund, by FMR on at least sixty days' written notice to the Trust and JHLICO, or by JHLICO on at least sixty days' written notice to the Trust and FMR.

     (c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment or if the Investment Management Agreement is terminated.

9. SERVICES NOT EXCLUSIVE; USE OF FMR'S NAME AND LOGO.
     The services of FMR to the Trust are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of FMR and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and other investment advisory clients.
     The parties agree that the name of FMR, the names of any affiliates of FMR and any derivative, logo, trademark, service mark or trade name are the valuable property of FMR and its affiliates. During the term of this Agreement, subject to FMR's prior written consent (which consent shall not be unreasonably withheld), JHLICO and the Trust shall have the non-exclusive and non-transferable right to use FMR's name and logo in all materials relating to the Subject Fund, including all prospectuses, proxy statements, reports to shareholders, sales literature and other written materials prepared for distribution to shareholders of the Trust or the public. However, prior to printing or distributing of any materials which refer to FMR, JHLICO shall consult with FMR and shall furnish to FMR a copy of such materials. FMR agrees to cooperate with JHLICO and to review such materials promptly. JHLICO shall not print or distribute such materials if FMR reasonably objects in writing, within five (5) business days of its receipt of such copy (or such other time as may be mutually agreed, which would include longer time periods for review of the Subject Fund's prospectus and other parts of the registration statement), to the manner in which its name and logo are to be used.
Upon termination of this Agreement, JHLICO and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. If JHLICO and the Trust makes any unauthorized use of FMR's names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that FMR shall suffer irreparable harm for which monetary damages are inadequate and thus, FMR shall be entitled to injunctive relief.

10. AVOIDANCE OF INCONSISTENT POSITION.
     In connection with the purchase and sale of portfolio securities of the Subject Fund, FMR and its directors, officers and employees will not act as principal or agent or receive any commission, except that nothing shall prevent FMR's affiliates from receiving commissions consistent with 1940 Act requirements or FMR engaging in actions permitted by the 1940 Act, including but not limited to transactions permitted pursuant to Rule 17a-7 under the 1940 Act. Nothing in this Agreement, however, shall preclude the combination of orders for the sale or purchase of portfolio securities of the Subject Fund with those for other accounts managed by FMR or its affiliates, if orders are allocated in a manner deemed equitable by FMR among the

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accounts and at a price approximately averaged as may be described in FMR's established procedures at the time.

11. ENTIRE AGREEMENT, AMENDMENT.
     This Agreement constitutes the entire agreement between the parties and, except as may be otherwise stated herein, supersedes in their entirety all prior agreements between the parties with respect to the subject matter hereof. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing. No amendment of this Agreement shall be effective with respect to any Fund until approved specifically by (a) the Board of Trustees of the Trust, or by vote of a majority of the outstanding shares of that Fund, and (b) by vote of a majority of those trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

12. DELEGATION OF DUTIES
FMR may, at its own expense, delegate any or all of its duties and responsibilities under this Agreement to its wholly-owned subsidiary, FMR Co., Inc., provided that FMR remains responsible to the JHLICO and the Trust for the performance of all of its responsibilities and duties hereunder, and shall have the same liabilities to JHILICO and/or the Trust for the conduct of FMR Co., Inc., or any of its officers, directors or employees, as if such conduct were FMR's own or that of the FMR's own officers, directors or employees. FMR will compensate FMR Co., Inc. for its services to the Trust and neither the Trust nor JHLICO shall have any liability to FMR Co., Inc. for such compensation. Subject to prior notice to JHLICO, FMR may terminate the services of FMR Co, Inc. for the Subject Fund and shall, at such time, assume the responsibilities of FMR Co., Inc. with respect to the Trust.

13. CONFIDENTIALITY
(a) Fund Holdings Information. JHLICO acknowledges that the securities holdings of the Subject Fund constitute information of value to FMR, and agrees to use and disclose such information only in accordance with the provisions of the confidentiality letter agreement entered into between the parties as of April 7, 2003 (the "Confidentiality Letter Agreement").
(b) Other Confidential Information. All information furnished by one party to the other party (including their respective agents, employees and representatives) hereunder, including approved lists, internal procedures, compliance procedures board materials, business plans, financial statements, projections and information, technical information, sales information, information relating to existing, previous and potential suppliers, customers and contracts, inventions, investments and investment strategies, applications, methodologies and other know-how, and other related documents and materials, which relate to the business, operations and financial condition of the disclosing party, but not including "Fund Holdings Information" which is addressed under the Confidentiality Letter Agreement referred to in Section 13(a) above, shall be treated as confidential and shall not be disclosed to third parties, except (i) if it is otherwise in the public domain, (ii) with notice to the other party, as may be necessary to comply with applicable laws, rules, regulations, subpoenas or court orders, (iii) as required by applicable law or regulation; (iv) as required, or reasonably requested with respect to information relating to the Trust, by state or federal regulatory authorities, with notice to the other parties hereto, except that no such notice shall be required in the event JHLICO or the Trust reasonably determines that it is not in the best interest of the Trust to provide such notice to FMR; (v) to the Board, counsel to the Board, counsel to the Trust, the independent accountants and any other agent of the Trust; or (vi) as otherwise agreed to by the parties in writing.

14. LIMITATION OF LIABILITY.
     It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of the Trust personally, but only bind the trust property of the Trust, as provided in the Trust's Declaration of Trust.

15. NOTICES
     Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

     SUB-INVESTMENT ADVISER:       Fidelity Management & Research Company
                                   82 Devonshire Street
                                   Boston, MA 02109
                                   Attention: General Counsel

     JHLICO:                       John Hancock Life Insurance Company
                                   200 Clarendon Street
                                   P.O. Box 111
                                   Boston, MA 02117
                                   Attention: Raymond F. Skiba
                                   ---------------------------
                                   Fax #:  617-375-4835

     TRUST:                        John Hancock Variable Series Trust I
                                   ------------------------------------
                                   200 Clarendon Street
                                   P.O. Box 111
                                   Boston, MA 02117

     Attention:  Raymond F. Skiba
                                   Fax #: 617-375-4835

16. GOVERNING LAW.
     This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.

17. ASSIGNMENT.
     This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of the other parties; provided, however, that any assignment that results in a change of actual control or management of FMR or of the investment manager of the Subject Fund (within the meaning of Rule 2a-6 under the 1940 Act) shall terminate this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

ATTEST:                                 JOHN HANCOCK VARIABLE SERIES
                                        TRUST I


                                        By:
------------------------------------       -------------------------------------
                                        Name: Michele G. Van Leer
                                        Title: Chairman


ATTEST:                                 JOHN HANCOCK LIFE INSURANCE COMPANY


                                        By:
------------------------------------       -------------------------------------
                                        Name: Michele G. Van Leer
                                        Title: Senior Vice President


ATTEST:                                 FIDELITY MANAGEMENT & RESEARCH COMPANY


                                        By:
------------------------------------       -------------------------------------
                                        Name: Philip Bullen
                                        Title: Senior Vice President

                                   SCHEDULE I

                                      FEES
                                      ----


For the John Hancock Earnings Growth Fund:

Current Net Assets Under Management               Sub-Advisory Fee
-----------------------------------               ----------------

On the first $250 million                         45 basis points
                                                  (.45%) per annum

On the next $500 million                          42 basis points
                                                  (.42%) per annum

On amounts over $750 million                      38 basis points
                                                  (.38%) per annum